Exhibit 10.3

Base Salaries of Named Executive Officers of the Registrant

The following are the annualized base salaries currently in effect for calendar year 2006 of the named executive officers (as defined in Item 402(a)(3) of Regulation S-K) of TransCommunity Financial Corporation:

Bruce B. Nolte President and Chief Executive Officer	$130,000
T. David Grist President and Chief Executive Officer Bank of Rockbridge, Proposed	$140,000
James F. Keller President and Chief Executive Officer Bank of Powhatan, N.A.	$140,000
George D. Yancey President and Chief Executive Officer Bank of Louisa, N.A.	$135,000
M. Andrew McLean President and Chief Executive Officer Bank of Goochland, N.A.	$132,000